                                                                  EXHIBIT 99.2

Event ID:   1365274
Culture:   en-US
Event Name: Q2 2006 Vion Pharmaceuticals Earnings Conference Call
Event Date: 2006-08-09T12:30:00 UTC

******************************************************
C: Alan Kessman;Vion Pharmaceuticals;CEO
C: Howard Johnson;Vion Pharmaceuticals;President and CFO
C: Ann Cahill;Vion Pharmaceuticals;VP Clinical Development
P: Vinny Jindal;Think Equity;Analyst
P: Keith Haan;Summer Street Research;Analyst
P: Ren Benjamin;Rodman & Renshaw;Analyst
P: David Garrett;Fortis;Analyst
P: Brett Holley;CIBC World Markets;Analyst
P: Kia Kalaport;Leerink Swann & Co.;Analyst
P: Mark McCarthy;UBS;Analyst
P: Operator;;
******************************************************

C: Alan Kessman;Vion Pharmaceuticals;CEO
C: Howard Johnson;Vion Pharmaceuticals;President and CFO
C: Ann Cahill;Vion Pharmaceuticals;VP Clinical Development
P: Vinny Jindal;Think Equity;Analyst
P: Keith Haan;Summer Street Research;Analyst
P: Ren Benjamin;Rodman & Renshaw;Analyst
P: David Garrett;Fortis;Analyst
P: Brett Holley;CIBC World Markets;Analyst
P: Kia Kalaport;Leerink Swann & Co.;Analyst
P: Mark McCarthy;UBS;Analyst
P: Operator;;

+++ presentation
Operator: Good day, ladies and gentlemen, and welcome to the second quarter 2006
Vion Pharmaceutical earnings conference call. My name is Sharon, and I will be your coordinator for today.

At this time, all participants are in a listen-only mode. We will be facilitating a question and answer session towards the end of this conference call. At that time, if you wish to ask a question, you must push *1 to ask that question. If at any time during the call you require assistance, please press
*0, and an operator will be happy to assist you. As a reminder, this conference is being recorded for replay purposes.

I now would like to read the Safe Harbor statement. This conference call will contain forward-looking statements. Such statements are subject to certain risk factors, which may cause Vion's

plans to differ or results to vary from those expected, including Vion's ability to secure external sources of funding to continue its operations, the inability to access capital and funding on favorable terms, continued operating losses and the inability to continue operations as a result, its dependence on regulatory approval for its products, delayed or unfavorable results of drug trials, the possibility that favorable results of early clinical trials are not predicative of safety and efficacy results in later clinical trials, the need for additional research and testing, and a variety of other risks set forth from time to time in Vion's filings with the Securities and Exchange Commission, including but not limited to the risk attendant to the forward-looking statements including under
1A, risk factors in Vion's Annual Report on Form 10-K for the year ended
December 31, 2005. Except in special circumstances, in which a duty to update arises under law when prior disclosures become materially misleading in light of subsequent events, Vion does not intend to update any of these forward-looking statements to reflect events or circumstances as of the date hereof, or to reflect the occurrence of unanticipated events.

And now, I will turn the call over to Mr. Alan Kessman, Chief Executive Officer of Vion Pharmaceuticals. You may now proceed.

Alan Kessman: Thank you, Operator. And good morning, everyone. Welcome to Vion
Pharmaceutical's 2006 second quarter conference call.

It is our plan, now that the company has advanced to late-stage clinical development, to hold quarterly conference calls with the investment community.
We will conduct these calls around earnings release dates. We will also have conference calls to update you when we have significant clinical data or information. We hope these calls are helpful to you in understanding the progress we are making with our clinical development and early commercializing efforts.

With me today is Howard Johnson, our President and CFO, and Ann Cahill, our Vice
President, Clinical Development. Howard will take you though the financial results in a moment. But I am pleased to be able to say today, that after reviewing and revising our operating plan, we now believe that based on current assumptions, our current cash position funds the company through the end of
2007.

Our previous guidance was that the company was funded through mid-2007, so we are pleased to have found a way to extend our resources without eliminating any critical clinical development efforts. Howard will give you the details of this in a moment, but before we get to the numbers, I will discuss some highlights from operations in the past quarter.

As many of you know, we now have two pivotal trials underway for our lead anti-cancer compound, Cloretazine. In the second quarter, we initiated a pivotal, Phase II trial of Cloretazine as a single agent in elderly patients with previously untreated de novo poor risk Acute Myelogenous Leukemia, or AML.

This trial will be conducted in over 20 sites in North America and Europe. It is our plan to have all sites on this trial open by this fall, and to complete the accrual of 85 patients by the second quarter of next year.

Our Phase III trial on relapsed AML, in which Cloretazine is used in combination with cytarabine, or AraC, is now open in over 65 sites in North America and
Europe. That trial continues to accrue patients, and we are still targeting the fourth quarter of this year for accrual of the 210th patient, which is the mid-point of the 420 patients in total to be accrued to this trial.

After the 210th patient is evaluable for response, we will have an interim analysis reviewed by our data safety monitoring board. We believe this interim analysis will take place approximately four to six months after the 210th evaluable patient is on the trial.

Our clinical group, led by Ann Cahill, is intently focused on working with our
CRO and the sites for our two pivotal trials, to drive accrual as rapidly as possible.

In June, we had a very well received poster session at ASCO, where we reported the Cloretazine data from our recently completed Phase II trial, in a subset of elderly de novo poor risk patients. In this group, we reported a 50% response rate in 44 patients. We also provided substantial supporting information to document the patient population as poor risk.

In the second quarter, on our clinical update conference call, we also reported that we had seen early indications of activity in our Phase II trial of
Cloretazine in small cell lung cancer patients. We now have 36 patients accrued to this trial, and are pleased to say that data will be presented in two forums this fall--the 4th International Chicago Symposium on malignancies of the chest and head and neck, and the Chemotherapy Foundation Symposium in New York.

Our Phase I trial of Cloretazine in pediatric brain tumor patients continued to accrue in the second quarter. This trial is nearing completion, and we will be reviewing the results this fall.

Our Phase II trial of Cloretazine in adult brain tumors is now complete. We are reviewing the results of this trial.

Our Phase I trial of Cloretazine and temozolomide in advanced hematologic malignancies is nearing completion. An abstract of preliminary data for that trial has been submitted to the American Society of Hematology for the annual meeting in December.

I am pleased to report to you that we had a productive European advisory board meeting in June during the European Hematology Meeting in Amsterdam, with top leukemia physicians from England, France, Germany, Sweden and Holland.

Additionally, we have scheduled a meeting with a scientific advice working group of the Europeans Medicines Agency, EMEA, in late August, to seek advice from them on registration of Cloretazine for the treatment of leukemia. Coming out of that meeting, we believe we can finalize a strategy for registration of
Cloretazine in Europe. I am pleased to report that our new Vice President of
Regulatory Affairs, Aileen Ryan, will be leading this effort.

To summarize the upcoming Cloretazine data milestones for you, in the second half of this year, we should reach the halfway point of the Phase III trial, leading to a DSMB interim analysis in

the first half of next year. We expect data presentations on Cloretazine in small cell lung cancer, and in combination with Temozolomide in advanced heme malignancies.

For the ongoing Phase II study in elderly poor risk de novo AML, we will report when a confirmed remissions allow us to proceed to the second stage of the study. This will be an important milestone for us, when and if it is achieved.

Our second clinical compound, Triapine, continues to be evaluated in trials sponsored by the National Cancer Institute. There are ongoing trials yet to be started in this program. We refer you to www.clinicaltrials.gov for a list of the trials.

In the second quarter, we also presented data at ASCO from our Phase II combination trial of Triapine with Gemcitabine in pancreatic cancer.

We did file an IND for our third potential clinical agent, VNP40541, in a the second quarter. This is our new agent, that is activated in hypoxic conditions.
After discussions with the FDA on the IND, it was determined that we would need to supply additional information. We plan to resubmit the IND with this information to the FDA as soon as possible.

I would like to comment on our business development and pre-launch commercialization efforts. We are continually meeting with potential development and commercialization partners about Cloretazine, and will continue to do so. In addition to orchestrating these meetings, our Chief Business Officer, Meghan
Fitzgerald, has added to our knowledge about the market opportunity the second quarter by conducting initial epidemiology and pricing studies for Cloretazine in leukemia.

As you know, our strategy is to be well-prepared to maximize shareholder value, either by selling Cloretazine ourselves in the United States and partnering in the rest of the world, or by negotiating a worldwide partnership agreement with full knowledge of the value of what we could accomplish on our own in the U.S.

And now, I'll ask Howard Johnson to present the quarterly financial results to you.

Howard Johnson: Thank you, Alan. In the second quarter, our loss from operations was $7,430,000, compared to $5,558,000 in the same period a year ago. The loss consisted of $3,563,000 in clinical trials expense, compared to $2,626,000 last year.

This increase in expense of $937,000 was primarily due to increased spending on
Cloretazine trials, increased compensation expense for new employees in the clinical group, as well as increased stock compensation expense as a result of the adoption of SFAS 123R this year. These amounts were offset by decreased spending on Triapine trials, and a decrease in product manufacturing expenses.

Our other R&D expense increased by $275,000 in the quarter, from $1,958,000 last year to $2,233,000 this year. This increase came from higher development costs, to support a potential

registration filing for Cloretazine, pre-clinical development costs related to filing an IND for our agent VNP40541, and stock compensation expense.

Total R&D was therefore $5,796,000 in the quarter, up $1,212,000 from $4,584,000 last year.

G&A expenses increased in the quarter by $72,000, from $981,000 last year to
$1,053,000 this year. This increase was primarily due to stock compensation expense.

Marketing expense was $582,000 in the period. We did not incur any marketing expense last year.

The overall impact on the financial statements from the adoption of SFAS 123R for the three-month period was $445,000.

We had $526,000 of interest income in the quarter, up $72,000 from last year, due to higher rates.

Our net loss for the quarter was $6,933,000, or $0.10 per share, based on weighted average shares outstanding of 66,158,000.

For the six-month period, our loss from operations was $13,910,000, compared to
$10,438,000 in the same period a year ago. The loss included $6,698,000 in clinical trials expense, compared to $5,675,000 last year.

This increase in expense of $1,023,000 was primarily due to increased spending on Cloretazine trials, increased compensation expense for new employees in the clinical group and increased stock compensation expense as a result of the adoption of SFAS 123R this year.

These amounts were offset by decreased spending on Triapine trials, and a decrease in product manufacturing expenses.

Our other R&D expense increased by $1,075,000 in the period, from $3,103,000 last year to $4,178,000 this year. This increase came from higher development costs, to support a potential registration filing for Cloretazine, pre-clinical development costs related to filing an IND for our agent VNP40541, and stock compensation expense.

Total R&D was therefore $10,876,000 in the six-month period, up $2,098,000 from
$8,778,000 last year.

G&A expenses increased in the six-month period by $481,000, from $1,672,000 last year to $2,153,000 this year. This increase was primarily due to stock compensation expense.

Marketing expense was $891,000 in the period. We did not incur any marketing expense last year.

The overall impact on the financial statements from the adoption of SFAS 123R in the six-month period was $946,000.

We had $1,058,000 of interest income in the six-month period, up $263,000 from last year, due to higher rates.

Our net loss in the six-month period was $12,904,000, or $0.20 per share, based on weighted average shares outstanding of $66,134,000.

We ended the quarter with $41.4 million in cash and cash equivalents. As Alan mentioned, based on revisions to our operating plan and current assumptions, our guidance is now that our cash position can fund the company through the end of
2007. We reviewed our operating plan, and made the following changes to extend our resources.

One, we reduced costs in three planned Cloretazine trials, and eliminated two planned investigator-sponsored Cloretazine trials.

Two, we strictly controlled the timing and amount of any pre-launch marketing and commercialization expenses.

Three, we delayed the initiation of a Phase I trial of VNP40541, based on interaction with the FDA on the NDA filing. I'm sorry, on the IND filing.

Four, we reduced the amount of pre-clinical development of our Hydrazone compounds.

And five, we made an adjustment to the timing of the plan's cash flow to reflect the latest estimated payment schedules for the two pivotal trials of
Cloretazine. We were able to make this last adjustment after recently signing the contract with the contract research organization for our new pivotal Phase
II trial, and after reviewing the billing and payment schedule after the first year of conducting our large Phase III trial.

All of these changes to our operating plan still leave us with a clinical development plan for Cloretazine, which includes some additional trials complementary to our two pivotal trials and three other ongoing trials.

We were also able to make these revisions without changing our assumptions with respect to the expected timing of patient accrual in our two pivotal trials. We still expect both of these trials to complete patient accrual in 2007.

As you know, a cash forecast over 15 to 18 months has many different assumptions and variables, and therefore, is subject to change. But we believe that our current operating plan has effectively extended our resources.

So again, we are pleased to say that based on current assumptions, our cash position funds the company through 2007, and through some major upcoming milestones reviewed by Alan moments ago in our pivotal trials of Cloretazine.

Thank you all for your attention today. We're now ready to take your questions.

+++ q-and-a
Operator: Thank you, Mr. Johnson, for your remarks. Ladies and gentlemen, at this time, if you wish to ask a question, please push *1 on your touch-tone telephone. If your question has been answered, or you wish to withdraw that question, you must push *2. Please push *1 at this time to begin.

And gentlemen, your first question will come from the line of Vinny Jindal, from
Think. Please proceed.

Vinny Jindal: Hey, guys. I just had a quick question for you. Alan, you had mentioned that you guys started looking into a more specific price point that would be appropriate for Cloretazine. I'm just wondering if you can give us a sense of the range of numbers that you're putting in as a placeholder for your models now?

Alan Kessman: I think it's still too early for us to put a placeholder. Based on the number of the reports that are put out by the analysts that cover us, I think, in general, we would say that the group is in the ballpark.

Vinny Jindal: Okay, that's fair enough. And second of all, in terms of reserving cash, what's the rationale behind not going forward with some investigator-sponsored trials? And what's sort of lost by not doing them?

Alan Kessman: It's--the issue is one of managing our internal resources. Some of the--even with an investigator-sponsored trial, it still requires some of our time to be involved in working with them, so we just look at allocation of resources to numbers of trials, and where we have available people. Some of it has--this is a fluid document, as you probably might expect. A lot of it has to do with discussions as we go forward and the work that people are moving forward
on.

So our job--our goal will be to have as many investigator-sponsor trials as possible, within our ability to administer and monitor everything else that we're doing. But the one thing we don't want to do is to take anything away from our main focus.

Howard Johnson: Vinny, this is Howard. You know, investigator-sponsored trials are less expensive than trials where we would use a CRO and manage it ourselves.
However, they do also incur expense. In some investigator trials, for example, we are required to make patients to the sites--a payment, excuse me, to the sites, based on patients accrued.

So they are less expensive, but they still require some resources. So when we're looking at conserving our resources like we are, we focus on the two pivotal trials first, saying nothing can change in those, and then everything else, obviously, is subject to great scrutiny. And we made the changes that we reported to you, in order to extend our resources.

Alan Kessman: And some of it also has to do with timing, Vinny. This is Alan, again. I mean, basically, we look at everything and say, as we look at the next--2007 through 2008, which trials will give us the greatest return for our dollar.

Vinny Jindal: Got you. Thanks so much for answering the questions.

Operator: Thank you. And from Summer Street Research, we have a question coming from Keith Haan. Please proceed.

Keith Haan: Hi. Good morning. In terms of the net loss for the year, I think you guys have been guiding towards $30 million or so? Should it--should I think about, I guess, net loss going forward being more in the $25 million or so range? And then, how should I think about that in 2007?

Howard Johnson: I'm just looking at--I'm just looking at the planned numbers.
The--yeah. I think the loss for 2006 has clearly come down, as it has for 2007, in order to conserve resources. So we are looking at expenditures [net cash burn] of--in the $25 million range for this year, that's right.

Keith Haan: Okay. And then, probably close to flatt'ish, give or take, for 2007?

Howard Johnson: That's right. We're trying to manage that as flat as we can.

Keith Haan: Okay. And going to the small cell lung cancer trial. In terms of both the--I guess, the relapse and then also the refractory population--what sort of response rates do you think would merit going forward with that program?

Ann Cahill: This is Ann Cahill. We have not put out the statistical design of the trial, other than to say, the two-stage design for each chemo-sensitive relapse and refractory disease, to go to the second stage for what we would consider clinically significant activity in the first stage of the trial.

Keith Haan: Okay. And when might we hear about a decision, about going forward?

Ann Cahill: Well, as the numbers allow, with 36 patients on, we're projecting that that could be by the end of this year.

Keith Haan: Okay. So potentially, not much after we see the results in October and November, then?

Ann Cahill: Not expected to be much after that--not expected to be after that.

Keith Haan: Okay. Thanks a bunch.

Operator: And our next question will come from the line of Ren Benjamin, from
Rodman and Renshaw. Please proceed.

Ren Benjamin. Hi, good morning. And thanks for taking the question. The first question is regarding the Phase III interim analysis, and I guess it'll go to you, Ann.

Why is it that if we reach the halfway point by the fourth quarter, why is it taking--unless I heard you wrong--four to six months for the DSMB to render their decision regarding the trial, if response rate is the primary endpoint? Am
I missing something here?

Ann Cahill: Well, I can give you a little clarification on that. It just has to do with--number one, we need 210 evaluable patients. So I'm not saying that the
210th person is equivalent to 210 evaluable. If the patient doesn't start therapy, for whatever reason, they're not evaluable, that goes into the mix. So we need 210 evaluable patients.

The number two point is that, in order to be evaluable, you have got to have received therapy, and had a chance to respond to it. So we've built in a cushion here that that could include one or two inductions plus consolidation. Now, maybe one induction with consolidation, etc., but you have to figure roughly 60 days on that to have a--have the time to have a response.

Number three, after that, what we do is a massive data sweep on those 210 patients. A lot of that data is coming in, all along, but you have to do massive sweeps for updated safety and response data. You're correctly pointing out that the DSMB is going to look at response in this interim analysis, but they're also looking at safety. And that takes some digging and cleaning of CRFs and queries.

And we're working very hard on--in advance, with the CRO, to make that as efficient and as quick as possible, but I still think we have to allow some reasonable amount of time for sites to get their case report forms in, cleaned, and submitted to the DSMB.

My last point is that the DSMB has members--you know, one international--one
ex-U.S., I should say, and two U.S., and just the coordination of their schedules to get together, review the data, and issue an opinion. So that time encompasses other possible influences.

Ren Benjamin: Okay. So--at least--one of the key points that you say, you need
210 patients to respond, would that--is that--did I hear that right? As you're going through all this data, if you had something that was significantly less than that, that the timeline could be pushed out?

Ann Cahill: No. To think of it correctly, we need 210 evaluable patients.

Ren Benjamin: Right.

Alan Kessman: It doesn't matter to me whether they responded or not. So, you don't have to have 210 patients who responded--just 210 patients who can be evaluated either way.

Ren Benjamin: Okay. Okay, that's fine. Okay. Regarding the Phase II trial, with the de novo patients, you mentioned now that 85 patients should be accrued by the second quarter of '07. Is

there anything to the trial design here? I don't remember that there is, but is there anything in this trial design that allows you to stop, say, halfway? Can you just remind me of the trial design?

Alan Kessman: Well, if you remember, this is a two-step Simon approach, we're basically--we need to get eight responses out of the first 42 patients to move to the second stage. So, you don't have to have the 42 patients, but as soon as you get eight, in anything 42 or less, then we can make a decision to move to the second stage.

Ren Benjamin: And based on your accrual patterns now, do you anticipate being able to announce, one way or the other, sometime in the fourth quarter of this year?

Alan Kessman: I would--our hope would be that it would be fourth quarter, but to be safe, it's going to be the fourth quarter or first quarter.

Ren Benjamin: Okay.

Alan Kessman: I mean, you can't predict the exact date, but somewhere in that timeframe, yes. As soon as we achieve the eight CRs, we will let everybody know.

Ren Benjamin: Got it. And then, you had mentioned several other trials, and I apologize, just because I--it went a little too fast for me. The pediatric brain tumor trial, you said that that the trial was in, and when might we expect results?

Ann Cahill: That trial's being wrapped up and evaluated now by the lead investigator. I would say, we should have some idea by the end of the year.

Ren Benjamin: And will that likely be presented at some conference, or will that likely be released as some sort of press release, or published--

Ann Cahill: We're working with the Pediatric Brain Tumor Consortia, and they are dedicated to presentation of data and publication. So it would be my expectation that this will go to both a meeting and publication.

Ren Benjamin: Okay. The Temozolomide study, you said was likely going to have data at ASH, at least, you've submitted the abstract. And then--what about the non-small lung cancer study? The timing on that?

Ann Cahill: The--it's a small cell lung cancer trial, as opposed to non-small cell--

Ren Benjamin: I'm sorry.

Ann Cahill: That's okay. And there will be two symposia this fall where data will be presented--the 4th International Chicago Symposium, and the Chemo
Foundation in New York.

Ren Benjamin: Okay. And then finally, what happened with the IND for VNP40541?
What was the--you know, what did the FDA require, or what more needs to be done in order to get this IND--

Alan Kessman: They basically wanted us to do some additional toxicology tests, before we move forward.

Ren Benjamin: How long do you think that will take?

Alan Kessman: Well, we're trying to look at that right now, to make sure that we do the right tests that will satisfy them, so we're going through and evaluating that, and then we're actually going to probably have a call with them, just to make sure that when we do the tests, we're doing them exactly the way they want
it. So--

Alan Kessman: It's hard to pin a time down, but to do the tests--to decide to do the tests, it's probably--rough guess, a end of the year type of thing, to refile. Six months, maybe.

Ren Benjamin: Perfect.

Howard Johnson: Thank you very much.

Operator: And our next question will come from Mr. David Garrett, from Fortis.
Please proceed.

David Garrett: My questions have been answered. Thank you.

Operator: Thank you. And we have a question coming from CIBC World Markets,
Brett Holley. Please proceed.

Brett Holley: Hi. Yeah, I had a question about the response rate at the end of the trial of the elderly--the elderly Phase II. What would be clinically meaningful based on available treatments? And what are you looking for at the end of the trial for registration, like a line of [defend] on response rate?

Ann Cahill: Hi, this is Ann Cahill. I'm not sure I heard the last part of your question, but the first part, pertaining to response rate in the Phase II of elderly de novo poor risk--we would expect the patients on palliative therapy would get--would only respond in about 20% of population. To be clinically meaningful, we would like to see an investigational response rate of 35% or better.

Brett Holley: And that's the number that was discussed with the FDA as being clinically meaningful for potential registration at the end of the trial?

Ann Cahill: The FDA reviewed the Phase II in its entirety as written, and it's been rolled out now.

Brett Holley: Great. Thank you.

Alan Kessman: But wait a minute, just to clarify, Brett. That's clearly going to be a review issue, all right? There is not--the Phase II is not under an SPA, so there is not a defined parameter going forward. It's clearly a review issue, based on where we will be for response rate. We're giving you our best estimate of what we believe, and I think--the beauty lies in the eyes of the beholder, but we believe that a 35% or greater response rate in that group of patients will be clinically meaningful.

Operator: Thank you. And on the line for Joseph Swartz is [Kia Kalaport] from
Leerink Swann. Please proceed.

Kia Kalaport: Hi. Thank you for taking the call. I just wanted to make sure I heard you correctly--the Cloretazine trial, you have not started patient enrollment, correctly?

Alan Kessman: Which trial are you--

Kia Kalaport: It's the single agent.

Alan Kessman: Oh yes, we have started patient--

Kia Kalaport: Okay, it has started, and--

Alan Kessman: We announced that in May, I believe.

Kia Kalaport: Okay, and you expect the interim results at fourth quarter, correctly?

Alan Kessman: No, what we said is that we believe that the 210th evaluable patient will be enrolled in the fall of this year, and that approximately four to six months after that event occurs, the DSMB should have reached their conclusions. So that will probably happen early part of next year.

Kia Kalaport: Thank you.

Alan Kessman: And that's a different trial than the Phase II single agent that you originally asked the question on. This is the Phase III, now, on the DSMB.

Kia Kalaport: Okay, that's--that's where I got confused about, thank you. Now, in your call, you mentioned that for the Cloretazine and Triapine, you are considering both the option of commercializing on your own, or finding a partner for it? Any--can you provide us with any more color than that?

Alan Kessman: No.

Kia Kalaport: Okay. Thank you.

Operator: And at this time, we have a question coming from Mark McCarthy from
UBS. Please proceed.

Mark McCarthy: Good morning, everybody.

Alan Kessman: Hi, Mark.

Mark McCarthy: Regarding the Phase II pivotal trial? When you get those eight patients, you're going to let us know?

Alan Kessman: Yes. When the eight--when we have eight responses, we will let you know.

Mark McCarthy: And regarding the Phase III trial, does the--when you hit 210 patients, does the trial pause? Stop accruing people?

Alan Kessman: No. It continues.

Mark McCarthy: Okay. Thank you.

Alan Kessman: You're welcome.

Operator: And as a reminder, ladies and gentlemen, in order to ask a question, you must push *1 on your touch-tone telephone. Again, that is *1 to ask a question.

And at this time, Mr. Kessman, you have no further questions in queue.

Alan Kessman: Operator, thank you very much. And for everybody attending, we appreciate your time and your support of the company, and we'll continue to move along on the goals and objectives that we've set forth in this call.

Good morning, everyone, and thank you very much.

Operator: Again, thank you so much for participating in today's conference. You may now disconnect.